Absinthia

Absinthia is a renowned brand known for its high-quality, authentic, and unique flavors. We are at the forefront of the Absinthe revival and aim to establish a strong presence in the craft spirits industry. Our commitment to crafting exceptional, award-winning Absinthe sets us apart.


ABSINTHIA
ABSINTHIA
ABSINTHIA
ABSINTHIA
Caged Heat
Fairy Dust
Crimson Smoke
Cherry Bomb

Invest

$99 minimum investment

DEADLINE: June 28, 2024

in 17 days

UNIT PRICE

$1

TOTAL RAISED

$46,509

VALUATION

$4,800,000

Reg CF offering provided by Netcapital Funding Portal Inc.

MY STORY

My love of art history drew me to Absinthe (a distilled spirit made from three key herbs: fennel, anise, and grande wormwood, artemisia absinthium). Artists like Van Gogh & Toulouse-Lautrec were inspired by the Green Fairy. My curiosity was piqued to experience La Fee Verte for myself.

In 1996, I was invited to a party hosted by the San Francisco Cacophony Society, overflowing with art, music, free-spirited people, & my first Absinthe. The drink was unlike anything I have ever tasted, or felt. A unique flavor, a heady effect: relaxing & inspiring. Exceptionally special.

On April Fool's Day, 1997, my bootlegging career began. I was determined to share my love for Absinthe with others, even if it meant taking some risks. Absinthe was banned in the U.S. & had been for over 85 years. A rebel with a cause.

I worked underground, made small batches & shared it with a select few who appreciated Absinthe's unique flavor and effects. Honoring vintage recipes, I experimented, sourced different herb blends. The perfect formula emerged. To my delight, patrons quickly began to take notice, and a following grew.

 

Then, Absinthe became legal! It was time to take my passion to the next level. In 2017, Absinthia Bottled Spirits launched the first of four award-winning Absinthes.

Fellow travelers in the arts of horticulture, distillation & packaging were all in. My Absinthes quickly gained a reputation for high quality & authenticity, becoming a favorite among Absinthe aficionados around the world. My focus is on the craft to make the best Absinthe & to be a pioneer in the emerging U.S. Absinthe industry. A labor of love with respect for the heritage & experience. Absinthe was once more popular than wine…in Paris! Natural, mystical, & worth your exploration. Absinthia is a spiritual experience.

SUCCESS TO DATE

Multiple Award-Winning Spirits: Absinthia's products have received recognition and accolades in various spirits competitions.

- We recently were awarded from Sunset Magazine Spirit Competition:
  – Best Woman Distiller: Absinthia Vermut
  – Best Liqueur: Absinthia Absinthe Verte Double Gold 97 rating
  – Best NonAlc Mixer: Absinthia Caged Heat craft mixer Gold 92 rating
- LA Invitational: The Verte also recently took Gold.
- San Francisco World Spirits Competition: The Verte, Blanche, and Fairy Dust won Gold medals.
- New Orleans Spirits Competition: Verte Best Absinthe Gold Medal.
- Bartender's Choice: Gold Blanche, Verte, & Barrel Aged.
- Chilled Magazine: Best Absinthe, Gold.
- SIP Awards: Caged Heat Gold & Consumer's Choice.
- New York International Spirits Competition: Gold Blanche, Silver Verte.
- London Spirits Competition Silver Blanche & Verte, Bronze Barrel Aged.
- Gold 2021 Woman Owned Business Proof Awards.
- Proof Awards: 6 gold medals.
- 95 Points Gold Beverage Testing Institute.

Expanding Distribution: The brand has successfully established partnerships with renowned retailers in New York & Louisiana, enhancing its market reach.

Craftsmanship and Authenticity: Absinthia is celebrated for its commitment to crafting high-quality, traditionally made Absinthe.

Educational Initiatives: The company contributes to customer education about Absinthe, dispelling misconceptions and fostering a deeper understanding of this iconic spirit.

Unique Positioning: Absinthia's Bottled Spirits stands out in the Absinthe market by offering a unique, authentic, and artisanal spirit.

ABSINTHE

Problem

The customer's problem is the challenge of finding high-quality, traditionally crafted Absinthe products in the market. Absinthe enthusiasts and connoisseurs often face difficulties in sourcing authentic, well-crafted Absinthe. This problem is compounded by misconceptions and misinformation surrounding Absinthe, leading to a lack of trust in the product's quality. Additionally, limited availability and the absence of a clear market leader in the Absinthe category contribute to the challenge customers encounter when seeking a reliable and high-quality source for this iconic spirit. Absinthia's Bottled Spirits addresses these customer problems by offering a solution that provides authenticity, craftsmanship, and educational resources, ultimately enhancing the Absinthe experience for enthusiasts and consumers.

Our Solution

Absinthia's Bottled Spirits is helping solve its customers' problem by providing an authentic and exceptional drinking experience. Many cocktail enthusiasts and connoisseurs face challenges in finding high-quality, traditionally crafted Absinthe products in the market. Absinthia's Bottled Spirits addresses this issue by:

- **Craftsmanship:** The company is committed to crafting award-winning Absinthe using traditional methods and premium ingredients. This commitment ensures that customers receive a genuine, high-quality product.
- **Unique Positioning:** Absinthia's Bottled Spirits recognizes the potential of Absinthe as an underserved category and stands out by offering a unique, authentic, and artisanal spirit that caters to a specific market niche.
- **Market Expansion:** By collaborating with renowned retailers and distribution partners, the company is making Absinthe more accessible to customers, both enthusiasts and those new to the spirit. This broader market reach solves the problem of limited availability.
- **Education:** Absinthia's Bottled Spirits also contributes to customer education about Absinthe, dispelling misconceptions and fostering a deeper understanding of this storied spirit. This educational component is crucial in solving the problem of misunderstanding and misinformation about Absinthe.

In summary, Absinthia's Bottled Spirits addresses its customers' problem by offering a premium, traditionally crafted Absinthe, expanding its market reach, and providing educational resources to enhance the appreciation of this unique spirit. Customers can trust in the authenticity and quality of the Absinthe offered, solving the challenge of finding a trustworthy source for this iconic spirit.


ABSINTHIA
ABSINTHIA
ABSINTHIA
ABSINTHIA

1. *Blanche:* Clean and clear. Dedicated to the experienced, the adventurous. Wonderfully delicious with cold water & in a Corpse Reviver.

2. *Verte:* Rested in traditional coloring botanicals Elevate your Sazerac, New Orleans' official drink. Laissez les bons temps rouler!

3. *Barrel Aged:* Rested four months, rye barreled. Perfection. Make your Bloody Mary's & Negroni's sing.

4. *Bleue:* Naturally colored cobalt blue with Butterfly Pea Flower that magically turns lavender pink with citrus! One of the first Absinthe of its kind!

Market Opportunity

Absinthe's potential hasn't been fully realized due to misconceptions

Inferior versions

Many consumers have tried inferior versions of absinthe

Change perceptions

Our absinthe will appeal to craft cocktail crowd and change consumer perceptions

Non-alcoholic options

We also offer non-alcoholic cocktail syrups to tap into the growing NA trend

CRAFT MIXERS

Problem

The customer's problem in the context of Absinthia's Craft Mixers is the limited availability of high-quality mixers that are specifically designed to complement Absinthe and enhance the overall drinking experience. Customers who appreciate Absinthe may struggle to find mixers that are thoughtfully crafted to pair with this unique spirit.

Typically, the mixers available in the market are generic and may not enhance the complex flavors and aromas as intended. Absinthia's Craft Mixers offer a solution to this problem by providing a range of mixers, offering customers a unique and tailored experience, making it easier for them to enjoy cocktails and mocktails with the perfect balance of flavors, thus enhancing their overall enjoyment of this classic spirit.

Our Solution

The solution provided by Absinthia's Craft Mixers addresses the growing demand in the non-alcoholic beverage market for high-quality, versatile mixers that cater to a wide range of preferences. These mixers are crafted with precision to elevate the overall drinking experience, making them a perfect choice for those seeking artisanal cocktails as well as a refreshing, sophisticated, and alcohol-free option.

Absinthia's Craft Mixers offer a unique selection that not only stands out in the mixer category but also complements various spirits and non-alcoholic bases. With a focus on exceptional quality and distinctive flavor profiles, they cater to the evolving preferences of consumers who are looking for creative and sophisticated options in the expanding non-alcoholic beverage market. These mixers provide an opportunity to craft a diverse array of flavorful, alcohol-free cocktails, offering a unique alternative for those who seek premium and exciting non-alcoholic beverage choices.


Cherry Bomb

Fairy Dust

Caged Heat

Crimson Smoke

1. *Cherry Bomb:* A rich flavor blend perfect for a rum daiquiri or a classic Manhattan. With Absinthe, other spirits, or soda, Cherry Bomb is, quite frankly, The Bomb!
2. *Fairy Dust:* Awarded a Gold medal at the San Francisco World Spirits Competition, a non-alcoholic alternative that captures the essence of Absinthe.
3. *Caged Heat:* Awarded Non-Alcoholic Mixer of the Year by Sunset Magazine. A fresh, consistent, spicy cocktail, taming ghost pepper's temperament with tamarind & cardamom to create a wonderful kick.
4. *Crimson Smoke*: Features cranberry, honey & cedar smoked black tea (lapsang souchong). Delicious with Mezcal & lime juice, or over vanilla ice cream. A foodies favorite.

Growing demand for craft cocktails

In 2021, 13.3 million 9-liter cases of craft spirits were sold in the U.S.

Surge in flavor innovation

Manufacturers are introducing unique flavors and flavor combinations.

Shift towards natural ingredients

Consumers prefer real fruit extracts, botanicals, and natural sweeteners.

BUSINESS MODEL & MARKET SIZES

- **Market Expansion through Events**
  Host tastings, talks, and pop-ups to engage consumers.

- **PR Strategy**
  Earn press through editorials, awards, and gift guides.

- **Podcast & Blog**
  Position as industry experts through thought leadership content. Green Fairy Tales Podcast launched Q2 2023.

- **Social Media Presence**
  Share engaging content, recipes, and events.

- **E-Commerce Education**
  Guide consumers through the online shopping experience.

- **Distribution Expansion**
  Expand to national and international distributors.
  Current Distribution:
  USA: NY, CA, NJ, LA, PA, FL, DC

Market Size

The global market for absinthe is estimated to reach $44.3 billion by 2029, a CAGR of 3.6% from 2022 to 2026

$44.3B +3.6%

Last 12 Months

$36.92B



CAGR 3.6%
36.92
47.3
2022
2029
Market Size in US$ Billion
Regional Analysis in 2022 (%)
North America
Europe
Asia Pacific
Middle East & Africa
South America

source: https://www.breakthrubev.com/news/2020/absinthe-growth-forecast



Consumer Demand: Absinthe Market Projections
$250,000,000
$200,000,000
$150,000,000
$100,000,000
$0
Average CAGR of 6.7% (2023 to 2033)
Domestic Market
Global Market
2010
2015
2020
2025
2030
2007 US Absinthe Ban Lifted
Sources: https://www.alliedmarketresearch.com/absinthe-market https://www.futuremarketinsights.com/reports/absinthe-market

PRESS

- **Medium**
  Female Founders: Absinthia Vermut of Absinthia's Bottled Spirits On The Five Things You Need To Thrive and Succeed as a Woman Founder
- **Chilled Magazine**
  Women Shaking Things Up
- **Proof Live!**
  Absinthia Vermut of Absinthia's Bottled Spirits, LLC
- **Fermented Adventure The Podcast**
  The New Release Episode - Absinthia Vermut
- **Designated Drinker Show**
  Absinthia :: Founder :: Absinthia's Bottled Spirits
- **Wine Enthusiast**
  Everything You Didn't Know You Needed to Know About Absinthe

TEAM



Absinthia Vermut, CEO, and Founder

- Awards and Recognition
  - "One of the Ten Spirited Women in the East Bay" - East Bay Express
  - Best Woman Distiller Sunset Magazine Spirits Competition
  - 17 Gold Medals 1 Double Gold Medal
- Education
  - MBA Babson College
  - BFA Photography & Art History from New York University
- Entrepreneurial Ventures
  - Absinthia's Bottled Spirits Founder & CEO 2013-present
  - Nickel Dime Cocktail Syrups Co-Founder 2015-2021
  - Peridot Marketing Founder 2007-2012

absinthia@absinthia.com

facebook.com/TheAbsinthia

IG @absinthiasbottledspirits

TikTok @absinthiaspirits

Absinthia's Team

Absinthe Distiller

Craft Mixer Co-Packer



Athea Merredyth
Communications Director



Emily Wilson
Financial Advisor & Bookkeeper



Laura Peet
Publicist

USE OF PROCEEDS

If the offering's maximum amount of $618,000 is raised:

Use	Value	% of Proceeds
Sales Director	$150,000	24.3%
Marketing	$250,000	40.5%
Research & Development	$25,000	4.0%
RTD Canned Cocktails & Mocktails	$50,500	8.2%
General & Administrative	$112,218	18.2%
Intermediary fees	$30,282	4.9%

TERMS

This is an offering of Membership Interests, under registration exemption 4(a)(6), in Absinthia's Bottled Spirits, LLC. This offering must raise at least $10,000 by June 28, 2024 at 12:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Absinthia may issue additional securities to raise up to $618,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,418,000 units
× $1 per unit

$5,418,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on March 15, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Jun 10, 2024 • Investor Perk Announcement! We are excited to...

Jun 7, 2024 • Dear Investors, We hope this message finds you...

Mar 22, 2024 • Absinthia Absinthe Bleue Wins Big at Los...

Mar 22, 2024 • Is Barrel Aging Spirits Like Gin, Shochu, and...

Mar 22, 2024 • 10 Women in Wine and Spirits Who Are Breaking...

Mar 15, 2024 • Primary offering of 618,000 units at $1

Mar 15, 2024 • Filed Form C

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. Investors are advised to review our Discussion Board Policy before submitting a comment. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post